FOR INTERNAL USE ONLY

Q&A on proposed merger of Putnam New York Investment Grade Municipal Trust into Putnam New York Tax Exempt Income Fund.

On April 13, 2007, Putnam New York Investment Grade Municipal Trust (AMEX: PMN) announced that the Trustees of the fund approved a plan to merge the fund into Putnam New York Tax Exempt Income Fund, an open-end fund with a similar investment objective and strategy, the same portfolio team, and which is also managed by Putnam Investments. The merger will require shareholder approval and is expected to close in late June or early July.

When will the funds be merged?

The shareholder meeting to approve the merger has been scheduled for June 22, 2007. Assuming favorable shareholder action, the actual fund merger is expected to occur as soon as possible thereafter.

How is the merger expected to work?

● Shareholders of Putnam New York Investment Grade Municipal Trust will each receive proxy materials, which will also serve as a prospectus of the surviving fund. Only the shareholders of PMN will vote on the merger.

● If the merger is approved, shareholders of PMN would receive the number of shares of Putnam New York Tax Exempt Income Fund that is equivalent in value (based on net asset value, not market value) to the shares they owned in the acquired fund. Mutual fund shareholders own shares of the overall fund. Further details about the mechanics of the issuance of shares to shareholders of the acquired closed-end funds will be included in upcoming communications, including the prospectus/proxy statement.

Will shareholders of Putnam New York Tax Exempt Income Fund be affected?

Current shareholders of Putnam New York Tax Exempt Income Fund are not expected to be affected by the proposed merger.

Does the merger of funds result in a taxable event?

For shareholders who remain invested in the fund throughout the merger process, this is not expected to be a taxable event, and a 1099 will not be generated. Additional information about tax matters will be included in the forthcoming prospectus/proxy statement. Shareholders should note that any sale of Putnam New York Investment Grade Municipal Trust shares made prior to the merger is a taxable event.

Will shareholders of PMN be subject to any short term trading fees that apply to the open-end fund?

If the proposed merger is completed, Putnam New York Tax Exempt Income Fund is expected to impose a redemption fee of 1% for 7 days following completion of the transaction on redemptions of shares received in the merger (either by selling or exchanging into a different fund). This fee would be retained by the fund to offset anticipated costs associated with redemptions of shares issued in the merger soon after the completion of the merger.

Will shareholders of PMN receive prospectuses?

The proxy statements that PMN shareholders will receive will also serve as the prospectus for the surviving fund. The prospectus/proxy statement will include pertinent information about Putnam New York Tax Exempt Income Fund’s investment objective, strategies, risks, performance, financial results, and management team to enable shareholders of PMN to make an informed decision in voting on the proposed merger.

Will the objective, strategy, or portfolio team of Putnam New York Tax Exempt Income Fund change?

The objective, strategy, and portfolio team of the surviving fund are expected to remain the same. The prospectus/proxy statement will include pertinent information about Putnam New York Tax Exempt Income Fund’s investment objective, strategies, risks, performance, financial results, and management team.

Why are these funds being consolidated?

The Trustees believe the proposal is in the best interests of shareholders of PMN, in part, because the merger would give them shares of an open-end fund, with the opportunity to realize the full net asset value of their shares following the merger (less any applicable temporary redemption fees, which are not expected to exceed 1% of amounts redeemed). The merger is not expected to affect current shareholders of Putnam New York Tax Exempt Income Fund.

Additional information about the reasons why the Trustees approved the merger will be included in the prospectus/proxy statement regarding the merger.

What are the principal differences between a closed-end and an open-end fund?

● Closed-end funds raise their capital through an initial public offering and generally do not — except through leveraging strategies — raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited. Open-end funds, by contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. Because shares of open-end funds are generally redeemable at any time, open-end funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

● Please note that while closed-end funds can use leveraging strategies, as mentioned above, and these strategies can include issuing preferred shares, PMN has recently redeemed all of its outstanding preferred shares, and the fund is no longer leveraged.

● Shares of closed-end funds are not redeemable but are bought and sold at current market prices on the stock exchanges on which they are listed. Shares of open-end funds may be redeemed at any time at their net asset value, less any applicable redemption fee.

● Both closed-end and open-end funds are subject to regulatory requirements that are enforced by the Securities and Exchange Commission (SEC). Closed-end funds, however, are listed on securities exchanges, such as the American Stock Exchange or the New York Stock Exchange. Unlike closed-end funds, open-end funds are required to maintain current registrations under federal and state securities laws, which involve additional ongoing costs to open-end funds.

FOR INTERNAL USE ONLY Putnam Retail Management 245655 5/07